Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE 05-018	Contacts: Jim Harp, CFO Hornbeck Offshore Services Temporary: 281-681-5943

For Immediate Release	Ken Dennard, Managing Partner DRG&E / 713-529-6600

Hornbeck Offshore to Present at Lehman Brothers

CEO Energy / Power Conference on September 7th

September 2, 2005—The Woodlands, Texas — Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that Todd M. Hornbeck, Chairman, President and Chief Executive Officer, and James O. Harp, Jr., Executive Vice President and Chief Financial Officer, will be participating in the Lehman Brothers CEO Energy / Power Conference at the Waldorf=Astoria in New York City, to be held September 6-8, 2005.

The Company’s presentation at the conference will be webcast live with an accompanying slideshow on Wednesday, September 7, 2005 at 4:25 p.m. Eastern Time. To listen to the live audio webcast and view Hornbeck’s slideshow, visit the Company’s website at http://www.hornbeckoffshore.com. A replay of this webcast and slideshow will be available on the Company’s website shortly after the presentation is concluded and will be archived for replay on the website for a period of 30 days.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about Hornbeck Offshore’s plans and intentions. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006